EXHIBIT 10.6
EMPLOYMENT AGREEMENT
AGREEMENT (this “Agreement”) by and among FIRST INDUSTRIAL, L.P. (the “Employer”), FIRST INDUSTRIAL REALTY TRUST, INC. (“FR” and, together with the Employer, the “Company”) and PETER E. BACCILE (the “Executive”), executed on February 11, 2020 (the “Execution Date”), and effective as of January 1, 2020 (the “Effective Date”).
WHEREAS, the Company and Executive entered into that certain Employment Agreement dated September 29, 2016 (the “2016 Agreement”).
WHEREAS, the Employer is desirous of continuing the employment of the Executive on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive is desirous of continuing to be employed by the Employer on such terms and conditions and for such consideration set forth herein.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Term.
(a)    The Company and Employer acknowledge and agree that the 2016 Agreement is terminated and of no further force and effect effective on the Effective Date of this Agreement, except with respect to such terms and conditions stated therein that survive the termination or expiration of the 2016 Agreement. In the event of a conflict between the 2016 Agreement and this Agreement, this Agreement shall control.
(b)    The Employer hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2024 (the “Term”), unless previously terminated in accordance with the provisions of Section 3 hereof. The period of the Executive’s employment hereunder until terminated in accordance with the provisions of Section 3 shall be referred to herein as the “Employment Period.”
2.    Terms of Employment.
(a)    Position and Duties.
(i)    Executive shall continue to serve as President and Chief Executive Officer of FR during the Employment Period, and shall perform customary and appropriate duties as may be reasonably assigned to the Executive from time to time by the Board of Directors of FR (the “Board”). The Executive shall have such responsibilities, power and authority as those normally associated with the position of President and Chief Executive Officer in public companies of a similar stature to FR. Executive shall be the senior-most executive of the Company and shall report solely and directly to the Board. The Executive shall continue to serve on the Board until the next annual meeting of the shareholders of FR, and shall be nominated for reelection to the Board at the next meeting of the FR shareholders and at each subsequent meeting of FR shareholders occurring during the Employment Period at which the Executive’s Board seat is up for election, and so long as the Executive remains on the Board shall serve without compensation other than that herein provided. Unless otherwise requested by the entire Board, upon the cessation of Executive’s employment with the Employer for any reason, the Executive shall resign from the Board.
(ii)    During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full professional time and attention to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities at reasonably appropriate locations. During the Employment Period, it shall not be a violation of this Agreement for the Executive to serve (A)  on the board of one other for-profit corporation selected by the Executive (subject to the reasonable approval of the Board), or (B) on civic or charitable boards or committees, or to deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments, so long as the activities described in the preceding clauses (A) and (B) do not materially interfere with the performance of the Executive’s responsibilities in accordance with this Agreement and the Executive complies with applicable provisions of FR’s Code of Business Conduct and Ethics.
(b)    Compensation.
(i)    Base Salary. During the Employment Period, the Executive shall receive from the Employer an annual base salary (“Annual Base Salary”) of $850,000. The Executive’s Annual Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Committee”) pursuant to its normal performance review policies for senior executives. The Committee may, but shall not be required to, increase the Annual Base Salary at any time for any reason and the term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as increased from time to time. The Annual Base Salary shall not be reduced after any such increase, and any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall be paid at such intervals as the Employer pays executives’ salaries generally.
(ii)    Annual Bonus. The Executive shall be paid an annual cash performance bonus (an “Annual Bonus”) in respect of each calendar year that ends during the Employment Period, to the extent earned based on performance against objective and reasonably attainable performance criteria. The performance criteria for any particular calendar year shall be determined in good faith by the Committee no later than ninety (90) days after the commencement of such calendar year and, in any event, shall be substantially consistent with the performance criteria applicable to other senior executives of the Company for the applicable year. The Executive’s target Annual Bonus for a calendar year shall equal 169% of his Annual Base Salary (the “Target Bonus”) for that year if target levels of performance for that year are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Committee for that year, consistent with past practices, when it establishes the targets and performance criteria for that year), and with a maximum bonus no greater than 225% of his Annual Base Salary. The Executive’s Annual Bonus for a calendar year shall be determined by the Committee after the end of the calendar year and shall be paid to the Executive when annual bonuses for that year are paid to other senior executives of the Company generally, but in no event later than March 15 of the following calendar year, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement implemented by the Employer that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In carrying out its functions under this Section 2(b)(ii), the Committee shall at all times act reasonably and in good faith, and shall consult with Executive to the extent appropriate. The Annual Bonus shall be paid in cash, fully vested and freely transferable shares of common stock of FR (“Common Stock”) or LTIP Units (as hereinafter defined), or a combination thereof, as determined by the Committee provided that the percentage of the Executive’s Annual Bonus paid in equity shall not be greater than that of other senior executives generally.
(iii)    Long-Term Awards. The Executive shall be entitled to participate in all long-term cash, equity and LTIP Unit incentive plans, practices, policies and programs applicable generally to other senior executives of the Company (“LTI Plans”) on a level determined by the Committee reasonably and in good faith to be commensurate with his position, and provided further that the value of which shall be no less than that of senior executive officers generally, including without limitation, the below described awards (“Annual Awards” and each an “Annual Award”). On an annual basis, beginning in 2021, the aggregate value of the target RSUs and Performance Units (each, hereinafter defined), calculated in the manner set forth below, shall not be less than $1,715,625 (to be allocated 30% as RSUs and 70% as Performance Units (at target level performance), unless such allocation is otherwise changed by the Committee)):
(A)    Time-Based Restricted Stock Unit Awards. The amount of Executive’s annual time-based restricted stock unit awards (“RSUs”) shall be determined by the Committee in good faith, but not less than the value set forth in subsection (iii) above calculated by dividing the

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total dollar amount of the RSU award by the closing price per share of Common Stock as of the grant date (or, if the grant date is not a trading day, the immediately preceding trading day); provided that such RSUs shall ratably vest in equal annual installments on each of the first three (3) anniversaries of the date of issuance (or at such earlier dates as may be established by the Committee, and as may be permitted the applicable stock plan) (“Restriction Period”) subject to continued employment through such date and shall be as otherwise set forth in the Grant Agreement (as hereinafter defined) for such RSUs, subject to treatment in connection with a termination of employment no less favorable to the Executive than the terms set forth in this Agreement that are to apply to such RSUs.
(B)    Performance Units. The amount of the Executive’s annual performance unit award pursuant to the 2013 Long-Term Incentive Program, as amended in 2014 (“Performance Units”) shall have a target award (“Target Award”) as determined by the Committee, but not less than the target value set forth in subsection (iii) above calculated by dividing the total dollar amount of Performance Units granted that would vest if target level of performance is achieved, with a greater or lesser amount (including zero) paid for performance above or below target, respectively, (such greater or lesser amount to be determined by a formula established by the Committee for such Performance Units when it establishes the Target Award and performance criteria (each a “Performance Metric”) for such Performance Units) by the closing price per share of Common Stock as of the grant date (or, if the grant date is not a trading day, the immediately preceding trading day) (and, in addition thereto, the same calculation shall be performed at the maximum value, which shall be 250% of target). The Performance Units shall vest, based upon levels of achievement of the Performance Metrics, following a three (3)-year performance period (“Performance Period”) and continued employment through the end of the Performance Period (except as set forth in the Grant Agreement), in accordance with the terms and conditions of the Grant Agreement for such Performance Units, subject to treatment in connection with a termination of employment no less favorable to the Executive than the terms set forth in this Agreement that are to apply to such Performance Units.
The Executive may elect to receive his Annual Awards in the form of LTIP Units in the Employer (“LTIP Units”), as such LTIP Units program is then existing, constituted and administered by the Company. For purposes herein, the LTIP Units awards, where elected by the Executive, shall be referred to herein as the Annual Awards. The Executive’s awards under the LTI Plans shall be consistent with the terms set forth above and memorialized in grant agreements entered into by the Company and Executive with respect to each award under the LTI Plans (each a “Grant Agreement”). Notwithstanding anything in this Agreement to the contrary, to the extent that the provisions of the applicable LTI Plan or Grant Agreement provide for more generous vesting provisions to the Executive than those set forth in this Agreement, the terms of the applicable LTI Plan or Grant Agreement shall control.

(iv)    2020 Awards. For calendar year 2020, the Executive has previously been granted the following LTIP Units (“2020 Awards”):
(A)    Time-Based Restricted Stock Unit Awards/LTIP Units. Effective as of January 1, 2020, the Executive was granted 12,402 LTIP Units, which number of units was based upon $514,688 (30% of $1,715,625) divided by $41.51 (the closing price per share of Common Stock as of December 31, 2019), that shall ratably vest in equal annual installments on each of the first three (3) anniversaries of January 1, 2020, in each case, subject to continued employment through such date, in accordance with the terms and conditions of a Grant Agreement for such LTIP Units executed by the Company and the Executive, with treatment in connection with a Change in Control Event or termination of employment no less favorable to the Executive than the terms set forth in Sections 4 and 5 of this Agreement that are to apply to such LTIP Units.
(B)    Performance-Based LTIP Units Effective as of January 1, 2020, the Executive was granted LTIP Units with vesting to occur in three separate tranches based on achievement of Performance Metrics and continued employment over a 1-year, 2-year and 3-year

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performance period in accordance with the terms and conditions of Grant Agreement for such LTIP Units executed by the Company and the Executive, pursuant to which: (i) units with a value equal to $203,438 at target (and 250% of target at maximum) will be subject to vesting based on achievement of Performance Metrics and continued employment for the 1-year performance period of calendar year 2020, (ii) units with a value equal to $406,876 at target (and 250% of target at maximum) will be subject to vesting based on achievement of Performance Metrics and continued employment for the 2-year performance period of calendar years 2020 and 2021; and (iii) units with a value equal to $1,200,937 at target (and 250% of target at maximum) will be subject to vesting based on achievement of Performance Metrics and continued employment for the 3-year performance period of calendar years 2020 and 2021 and 2022. The number of units were based upon the dollar amount divided by $41.51 (the closing price per share of Common Stock on December 31, 2019). The aggregate number of units granted was based upon the target aggregate dollar value for all three tranches divided by the closing price per share of Common Stock as of December 31, 2019, plus a number of LTIP Units sufficient to cover estimated distributions that are not paid currently in cash.
(v)    Benefits. Other than as stated in Section 2(b)(iii) above, during the Employment Period, the Executive shall be entitled to participate in all executive and employee benefit plans and programs of the Company offered from time to time, including, but not limited to, term life insurance, long-term disability insurance, health, life and disability insurance, 401(k), on the same basis as provided generally to other senior executives of the Company. Each of the Employer and FR reserves the right to amend or cancel any such plan or program in its sole discretion, subject to the terms of such plan or program and applicable law. In addition, during the Employment Period, the Executive shall receive from the Employer an automobile allowance of up to $800 per month. The amount of such allowance that the Employer is obligated to reimburse any given calendar year shall not affect the allowance that the Employer is obligated to reimburse in any other calendar year, and the Executive’s right to have the Employer reimburse such allowance may not be liquidated or exchanged for any other benefit.
(vi)    Vacation. During the Employment Period, the Executive shall be entitled to receive annual paid vacation per year in accordance with the Company’s policies, but not less than five weeks per year. Unused vacation time shall not accrue and carry over from year to year.
(vii)    Intercorporate Transfers.  If the Executive shall be transferred by the Employer to a newly-created affiliate of the Employer or an existing affiliate of Employer as part of a restructuring of the entities constituting Employer, such transfer, by itself and without any adverse financial or functional impact on the Executive, shall not be deemed to give rise to Good Reason (as defined below) or otherwise be deemed to terminate or modify this Agreement, and the employing corporation or other entity to which the Executive is transferred shall, for all purposes of this Agreement, be construed as standing in the same place and stead as the Employer as of the effective date of such transfer; provided, however, that at all times after such transfer, FR shall remain liable for all obligations of the Employer hereunder, including, but not limited to, the payment of Executive’s Annual Base Salary, Annual Bonus or other amounts set forth herein.  For purposes hereof, an affiliate of the Employer shall mean any corporation or other entity directly or indirectly controlling, controlled by, or under common control with, the Employer.
(viii)    Indemnification; Insurance. During the Employment Period and thereafter, each of the Employer and FR agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Employer or FR, or the Executive’s service in any such capacity or similar capacity with an affiliate of the Employer or FR or other entity at the request of the Employer or FR, from and after the Effective Date of the 2016 Agreement, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the

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Executive’s behalf to repay such amount if it shall ultimately be finally determined by a court or tribunal of competent jurisdiction that the Executive is not entitled to be indemnified by the Employer or FR. In addition, the Company agrees to continue and maintain, at the Company’s expense, a directors’ and officers’ liability insurance policy covering Executive both during and, while potential liability exists, after the Employment Period throughout all applicable limitations periods that is no less favorable to the Executive than the policy covering active employees, directors and senior officers of the Employer or FR.
(ix)    Expenses. During the Employment Period, the Executive shall be entitled to receive from the Employer prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the Company’s policies.
(x)    Relocation. The Company will reimburse Executive for sixty (60%) percent of his brokerage commissions on the sale of his residence located in the State of Connecticut (up to a maximum reimbursement of $285,000); provided that such sale closes on or before December 31, 2020.
3.    Termination of Employment.
(a)    Death or Disability. The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death during the Term. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Term, it may provide the Executive with written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company and the Employment Period shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform the Executive’s duties with the Company on a full-time basis for six (6) consecutive months or 150 business days within any twelve (12)-month period as a result of a physical, mental or psychological incapacity or impairment.
(b)    Cause. The Company may terminate the Executive’s employment and the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:
(i)    The Executive’s willful and continued failure to substantially perform the Executive’s duties with the Company after receipt of a Notice requesting such performance given in accordance with the procedures and time periods described below;
(ii)    Willful and gross misconduct by the Executive in connection with his performance of services for the Employer;
(iii)    A willful and material breach by the Executive of the restrictive covenants and confidentiality provisions of this Agreement;
(iv)    Habitual substance abuse by the Executive that continues after receiving Notice given in accordance with the procedures and time periods described below;
(v)    Final disqualification of the Executive by a governmental agency from serving as an officer or director of the Company; or
(vi)    The Executive’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime (excluding any vehicular offense) or a crime involving fraud, forgery, embezzlement or similar conduct;
provided, however, that the actions in (iii) and (iv) above will not be considered Cause unless the Executive has failed to cure such actions (if curable) within thirty (30) days of receiving written notice specifying with particularity the events allegedly giving rise to Cause and that such actions will not be considered Cause unless the Company provides

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such written notice within ninety (90) days of the full Board (excluding the Executive, if applicable at the time of such notice) having knowledge of the relevant action (a “Notice”). Further, no act or failure to act by the Executive will be deemed “willful” unless done or omitted to be done not in good faith or without reasonable belief that such action or omission was in the Company’s best interests, and any act or omission by the Executive pursuant to authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company will be deemed made in good faith and in the best interests of the Company. The Executive will not be deemed to be discharged for Cause unless and until there is delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two thirds (2/3) of the entire membership of the Board (excluding the Executive, if he is then a member of the Board), at a meeting called and duly held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive and the Executive’s counsel to be heard before the Board), finding in good faith that the Executive is guilty of the conduct set forth above and specifying the particulars thereof in detail and authorizing the issuance of a Notice of Termination as defined below.
(c)    Good Reason. The Executive’s employment and the Employment Period may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means the occurrence of any one of the following events without the prior written consent of the Executive:
(i)    The removal from, or failure to re-elect to, or the requirement to share with another, the Executive’s position as either President or Chief Executive Officer of FR;
(ii)    A material diminution of, or material reduction or material adverse alteration in, the Executive’s duties or responsibilities, or the Board’s assignment to the Executive of duties, responsibilities or reporting requirements that are materially inconsistent with his positions (it being understood that if the Executive does not continue to be the Chief Executive Officer of a public company following a “Change in Control Event” (as defined below), such a material diminution, reduction and alteration shall be deemed to have occurred);
(iii)    The failure to nominate the Executive for election to the Board at any meeting of Shareholders during the Employment Period at which the Executive’s Board seat is up for election;
(iv)    A material reduction of the Executive’s Annual Base Salary, Target Bonus or maximum Annual Bonus potential;
(v)    The Company changes the Company’s headquarters to a location more than 30 miles from both of its headquarters locations on the Effective Date or requires Executive to relocate outside of Illinois without his consent;
(vi)    The Employer or FR materially breaches this Agreement; or
(vii)    Despite the Executive’s timely objection, the Company intentionally directs the Executive to engage in unlawful conduct;
provided, however, that the actions in (i) through (vi) above will not be considered Good Reason unless the Executive shall describe the basis for the occurrence of the Good Reason event in reasonable detail in a Notice of Termination (as defined below) provided to the Company in writing within ninety (90) days of the Executive’s knowledge of the actions giving rise to the Good Reason, the Company has failed to cure such actions within thirty (30) days of receiving such Notice of Termination (and if the Company does effect a cure within that period, such Notice of Termination shall be ineffective) and the Executive terminates employment for Good Reason not later than thirty (30) days following the last day of the applicable cure period.
(d)    Expiration of the Employment Period. The Executive’s employment shall terminate upon the expiration of the Term pursuant to Section 1(b).

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(e)    Notice of Termination. Any termination of employment by the Company or the Executive during the Term shall be communicated by Notice of Termination (as defined below) to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that (i) indicates the termination provision in this Agreement relied upon and (ii) specifies Date of Termination (as defined below) if other than the date of receipt of such notice. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive, respectively, hereunder or preclude the Company or the Executive, respectively, from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder within the applicable time period set forth in this Agreement.
(f)    Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Company for Cause or other than for Cause, death or Disability, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than thirty (30) days after the giving of such notice), (ii) if the Executive’s employment is terminated by reason of death or by the Company for Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, (iii) if the Executive resigns with or without Good Reason, thirty (30) days from the date of the Company’s receipt of the Notice of Termination or the running of the cure period without cure as set forth in subsection (c) above (as applicable), or such earlier or later date as is mutually agreed by the Company and the Executive (subject to the Company’s right to cure in the case of a resignation for Good Reason), and (iv) if the Executive’s employment is terminated at the expiration of the Term pursuant to Section 1(b), the last day of the Term. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”
4.    Obligations of the Company upon Termination.
(a)    By the Company Other Than for Cause, Death or Disability; By the Executive for Good Reason. Subject to Section 5, if, during the Term, (x) the Company shall terminate the Executive’s employment other than for Cause, death or Disability or (y) the Executive shall terminate employment for Good Reason:
(i)    the Company shall pay to the Executive the following amounts:
(A)    a lump sum cash payment within thirty (30) days after the Date of Termination equal to the aggregate of the following amounts: (1) the Executive’s Annual Base Salary and accrued vacation pay through the Date of Termination, (2) the Executive’s accrued Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (other than any portion of such Annual Bonus that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral election) if such bonus has not been paid as of the Date of Termination, and (3) the Executive’s business expenses that have not been reimbursed by the Employer as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, in the case of each of clauses (1) through (3), to the extent not previously paid (the sum of the amounts described in clauses (1) through (3) shall be hereinafter referred to as the “Accrued Obligations”);
(B)    subject to the Executive’s delivery (and non-revocation) of an executed release of claims against the Employer, FR and their respective officers, directors, employees and affiliates in substantially the form attached hereto as Exhibit A (the “Release”), which Release must be delivered to the Company not later than twenty-two (22) days after the Date of Termination, an amount equal to two (2) times the sum of (X) the Executive’s Annual Base Salary as of the Date of Termination and (Y) the average Annual Bonus paid to the Executive for the immediately preceding two (2) full fiscal years prior to the year in which the Date of Termination occurs (the “Average Bonus”); the product of which shall be paid in twenty-four (24) equal payments in accordance with the Company’s regular payroll schedule for twenty-four (24) months following the Date of Termination, with the first payment commencing on the first payroll date occurring on or after the thirtieth (30th) day after the Date of Termination; provided, however, that if the Date of Termination

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occurs within four months prior or twenty-four (24) months following a Change in Control Event, then (1) three (3) shall be substituted for two (2) times above, and (2) if such Change in Control Event also constitutes a “change in the ownership” of FR, a “change in effective control” of FR or a “change in the ownership of a substantial portion of the assets” of FR, as each such term is defined in Treas. Reg. Section 1.409A-3(i)(5), all previously unpaid portions of such amount shall be paid in a single lump sum cash payment on the thirtieth (30th) day after the later of the Date of Termination and the date of the Change in Control Event; and
(C)    a lump-sum amount in cash equal to the product of (x) the Annual Bonus which would have been earned by the Executive for the fiscal year in which the Date of Termination occurs had the Executive remained employed throughout such fiscal year, based on the degree to which the applicable performance goals are achieved, or, if a Change in Control Event occurs prior to the end of such fiscal year, the greater of the Target Bonus for such fiscal year or the Average Bonus, and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, which amount shall be paid on the date on which annual bonuses for the fiscal year in which the Date of Termination occurs are paid to senior executives of the Company generally, but not later than seventy-five (75) days after the end of the fiscal year in which the Date of Termination occurs;
(ii)    For two years following such termination, the Company shall provide the Executive and Executive’s spouse and eligible dependents with medical and dental insurance coverage no less favorable than those provided to active employees of the Company on the terms and conditions set forth herein (the “Health Care Benefit”); provided, however, that the Executive shall pay the cost of such coverage in an amount equal to the amount paid by active employees of the Company for similar coverage; provided, further, however, that if the Executive becomes re-employed with another employer and is entitled to receive health care benefits under another employer-provided plan, the Health Care Benefits provided hereunder shall cease. The benefits provided pursuant to this Section 4(a)(ii) will run concurrent with coverage required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The Executive shall be solely responsible for any taxes incurred in respect of such coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 4(a)(ii) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable);
(iii)    The Executive’s unvested Time-Based Equity Awards (as defined below) granted at any time and unvested Performance-Based Equity Awards (as defined below) granted on or after the Effective Date (including, for avoidance of doubt, Annual Awards or 2020 Awards that are Performance-Based Equity Awards) will not be forfeited upon such termination and will remain outstanding and continue to vest at the times and in the amounts set forth in their original vesting schedule in the applicable Grant Agreement, subject only to Executive’s continued compliance with his obligations under Section 10 of this Agreement and, for Performance-Based Equity Awards, achievement of the applicable Performance Metrics in accordance with the terms of such Performance-Based Equity Awards. The Executive’s unvested Performance-Based Equity Awards granted prior to the Effective Date shall be treated in accordance with their terms upon any such termination. For purposes of this Agreement, “Time-Based Equity Awards” means equity awards (including, without limitation, restricted shares of Common Stock, RSUs and LTIP Units) granted by the Company and/or the Employer to the Executive that are subject to vesting conditions that are based solely on Executive’s continued employment or service through specified dates and “Performance-Based Equity Awards” means equity awards (including, without limitation, restricted shares of Common Stock, RSUs, Performance Units and LTIP Units) granted by the Company and/or the Employer to the Executive that are subject to vesting conditions that are based on the achievement of one or more Performance Metrics, which may include absolute or relative stockholder return, corporate financial or other performance goals or any condition other than or in addition to the Executive’s continued employment or service through specified dates; and

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(iv)    To the extent not theretofore paid or provided, the Employer shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
Notwithstanding the foregoing provisions of Section 4(a)(i), in the event that the Executive is a “specified employee” (within the meaning of Section 409A of the Code and with such classification to be determined in accordance with the methodology established by the Company) (a “Specified Employee”), amounts and benefits (other than the Accrued Obligations) that are deferred compensation (within the meaning of Section 409A of the Code) that would otherwise be payable or provided under Section 4(a)(i) during the six (6)-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the date that is six (6) months following the Date of Termination (the “409A Payment Date”).
(b)    Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Term, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than (i) payment of Accrued Obligations, and (ii) providing the Other Benefits. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination. The term “Other Benefits” as utilized in this Section 4(b) shall include death benefits and any additional vesting under any applicable LTI Plan to which the Executive is entitled as in effect on the date of the Executive’s death.
(c)    Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Term, the Company shall provide the Executive with (i) the Accrued Obligations, and (ii) the Other Benefits. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination. The term “Other Benefits” as utilized in this Section 4(c) shall include disability benefits and any additional vesting under any applicable LTI Plan to which the Executive is entitled as in effect on the Disability effective date.
(d)    Cause; By the Executive other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive’s employment shall be terminated by the Executive other than for Good Reason during the Term, this Agreement shall terminate without further obligations to the Executive other than the obligation to provide the Executive with (i) the Accrued Obligations, and (ii) the Other Benefits; provided, however, that if the Executive’s employment shall be terminated for Cause, the term “Accrued Obligations” shall not be deemed to include the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination.
(e)    Expiration of the Employment Period. Upon expiration of the Employment Period at the end of the Term, unless otherwise mutually agreed by the parties, the Executive’s employment will terminate without further obligations to the Executive other than the obligation to provide the Executive with (i) the Accrued Obligations, (ii) Other Benefits, and (iii) his regular Annual Bonus for the fiscal year ending on December 31, 2024, determined and paid in the ordinary course. The Executive will not be eligible for severance benefits. The Time-Based Equity Awards and Performance-Based Equity Awards will be treated in accordance with the provisions of Section 4(a)(iii) and Section 5 of this Agreement.
(f)    Incorporation of Terms Applicable to Equity Awards. The provisions of Section 4 of this Agreement, to the extent applicable to a Time-Based Equity Award or Performance-Based Equity Award, shall be deemed to be a part of the Grant Agreement for such Time-Based Equity Award or Performance-Based Equity Award and to supersede any contrary provision in any such Grant Agreement unless such Grant Agreement specifically refers to and disclaims this provision; provided, however, to the extent that the provisions of the applicable Grant Agreement

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provide for more generous vesting provisions to the Executive than those set forth in Section 4 of this Agreement, such terms of the applicable Grant Agreement shall control.
5.    Retirement Eligibility. If the Executive’s employment continues to the end of the Term (i.e., December 31, 2024) then upon the Executive’s voluntary termination of employment at the end of the Term (i.e., December 31, 2024) or thereafter, the Time-Based Awards and Performance Based Awards will be treated in accordance with the provisions of Section 4(a)(iii) of this Agreement; provided, however, to the extent that the provisions of the applicable Grant Agreement provide for more generous vesting provisions to the Executive than those set forth in Section 4(a)(iii) of this Agreement, such terms of the applicable Grant Agreement shall control.
6.    Change in Control Event.
(a)    If, during the Term, the Executive is terminated by the Company without Cause or resigns with Good Reason, in either case during the four (4)-month period preceding, or the twenty-four (24) month period after, a Change in Control Event, (i) all of the Executive’s unvested Time-Based Equity Awards, if any, will fully vest, (ii) all of the vesting conditions applicable to the Executive’s unvested Performance-Based Equity Awards that are based on Executive’s continued employment or service through specified dates will be deemed to have been satisfied, performance-based vesting will be determined as set forth in Section 6(b) below for Performance-Based Equity Awards granted during the Employment Period and performance-based vesting will be determined in accordance with their terms for Performance-Based Equity Awards granted prior to the Employment Period and (iii) each stock option, stock appreciation right or similar security granted by the Company or the Employer then held by the Executive shall expire on the earlier of (A) the later of (I) the expiration date as determined pursuant to the applicable agreement governing such security, and (II) the second (2nd) anniversary of the Date of Termination, and (B) the last day of the original term of such security.
(b)    If, prior to the end of the performance period applicable to an unvested Performance-Based Equity Award granted to the Executive during the Employment Period, a Change in Control Event occurs, then the portion of such Performance-Based Equity Award that will vest based on the achievement of the Performance Metrics applicable to such Performance-Based Equity Award will be determined: (i) as if the performance period ended on the occurrence of the Change in Change Event and (A) with respect to Performance Metrics that are based on stock price, total return to stockholders or a similar market based metric, based on performance through such date and, to the extent applicable, based on the transaction price in connection with the Change in Control Event, (B) with respect to Performance Metrics that are based on financial or operational metrics, if any, based on performance through the most recently completed quarter prior to such date for which final results are available on such date and (C) with respect to Performance Metrics that are based on other criteria, based on performance through a date on or before such date as may be set forth in the applicable award agreement for such Performance-Based Equity Award or as is otherwise agreed by the Executive and the Company and (ii) using Performance Metrics that have been pro-rated based on the shortened length of the performance period, as applicable.
(c)    For purposes of this Agreement, a “Change in Control Event” shall mean:
(A)    The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-38 promulgated under the 1934 Act) of forty percent (40%) or more of the combined voting power embodied in the then-outstanding voting securities of FR; or
(B)    The cessation, by the persons who, as of the date hereof, constitute the Board (the “Incumbent Directors”), as a result of a tender offer, proxy contest, merger or similar transaction or event (as opposed to turnover caused by death or resignation), to constitute at least a majority of the board of directors of the successor to FR, provided that any person becoming a director of FR subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors, by a Nominating Committee duly appointed by such Incumbent Directors, or by successors of either who shall have become Directors other than

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as a result of a hostile attempt to change Directors, whether through a tender offer, proxy contest or similar transaction or event (or settlement thereof), shall be considered an Incumbent Director; or
(C)    The consummation of:
(I)    A merger or consolidation of FR, if (X) the common stockholders of FR, as constituted in the aggregate immediately before such merger or consolidation do not, as a result of and following such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the successor to FR resulting from such merger or consolidation in substantially the same proportion as was represented by their ownership of the combined voting power of the voting securities of FR outstanding immediately before such merger or consolidation, and (Y) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such merger or consolidation were not Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such merger or consolidation; or
(II)    A liquidation, sale or other ultimate disposition or transfer of fifty percent (50%) or more of the total assets of FR or the Employer, and their respective subsidiaries, without a concurrent or imminent plan to reinvest the proceeds therefrom in industrial real estate (a “50% or More Sale”). The parties agree and acknowledge that such a reinvestment plan could be a multi-year plan. A 50% or More Sale shall be deemed to have occurred hereunder at such time as FR shall have disposed, in a single transaction or set of related transactions, of more than fifty percent (50%) of the Net Asset Value (defined below) of its and its subsidiaries’ total real estate portfolio. Such percentage of the portfolio shall be deemed to have been transferred at such time as FR and its subsidiaries shall have disposed of fifty percent (50%) or more of their properties in relation to “Net Asset Value,” such term meaning the net value of its real estate assets calculated in accordance with customary and generally accepted principles of accounting and asset valuation used within the REIT industry.
(D)    Notwithstanding the immediately preceding clauses (A), (B) and (C), a Change in Control Event shall not be deemed to occur (1) solely because fifty percent (50%) or more of the combined voting power of the then-outstanding securities of FR is acquired by (X) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of FR, the Employer and/or their U.S. subsidiaries, or (Y) any corporation or other entity which, immediately prior to such acquisition, is substantially owned directly or indirectly by FR or by its stockholders in the same proportion as their ownership of stock in FR immediately prior to such acquisition, or (2) as a result of any transaction in which the Executive participates in any manner with the person or entity affecting the acquisition or other applicable transaction that, if not for this sub-clause (D)(2), would be a Change in Control Event.
(d)    The provisions of Section 5 of this Agreement, to the extent applicable to a Time-Based Equity Award or Performance-Based Equity Award, shall be deemed to be a part of the Grant Agreement for such Time-Based Equity Award or Performance-Based Equity Award and to supersede any contrary provision in any such Grant Agreement unless such Grant Agreement specifically refers to and disclaims this provision; provided, however, to the extent that the provisions of the applicable Grant Agreement provide for more generous vesting provisions to the Executive than those set forth in Section 5 of this Agreement, such terms of the applicable Grant Agreement shall control.
7.    Non-Exclusivity of Rights. Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any affiliated companies and for which the Executive qualifies pursuant to its terms, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company

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or any affiliated companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive pursuant to the terms of any plan, program, policy or practice of or any contract or agreement with the Company or any affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.
8.    No Mitigation; Cooperation.
(a)    In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.
(b)    The Executive agrees that in the event this Agreement terminates for any reason, he shall, to the extent reasonably requested in writing thereafter (and subject to the Executive’s professional schedule), cooperate with and serve in any capacity requested by the Company in any investigation and/or threatened or pending litigation (now or in the future) in which the Company is a party, and regarding which the Executive, by virtue of his employment with the Company, has knowledge or information relevant to said investigation or litigation, including but not limited to (i) meeting with representatives of the Company to prepare for testimony and to provide truthful information regarding his knowledge, and (ii) providing, in any jurisdiction in which the Company reasonably requests, truthful information or testimony relevant to the investigation or litigation. The Company agrees to pay the Executive reasonable compensation and reimburse the Executive for reasonable expenses incurred in connection with such cooperation.
9.    Mediation and Arbitration. Except only as otherwise provided in Section 10(i), each and every dispute, controversy and contested factual and legal determination arising under or in connection with this Agreement or the Executive’s employment shall be committed to and be resolved exclusively through the arbitration process, in an arbitration proceeding, conducted by a single arbitrator sitting in Chicago, Illinois, in accordance with the Employment Rules of the American Arbitration Association (the “AAA”) then in effect. If the Company or the Executive, as the case may be, contends that a breach or threatened breach of this Agreement has occurred, or that a bona fide controversy exists hereunder, the Company or the Executive, as the case may be, may initiate the arbitration process as described in this Section 9 by filing a “Notice of Arbitration” with the AAA (after the thirty (30)-day mediation period described in the following sentences) and delivering a copy of the same to the other party (pursuant to Section 12(b) below). Prior to filing a Notice of Arbitration with the AAA, the party shall give the other party thirty (30) days’ notice of intent to file such Notice of Arbitration. During such thirty (30)-day period, the parties shall seek to mediate the dispute to resolution, and if the dispute fails to be resolved within such period, the party may file the Notice of Arbitration any time thereafter. Such Notice of Arbitration shall request that the AAA submit to both the Executive and the Company a list of eleven (11) proposed arbitrators provided that no arbitrator shall be related to or affiliated with either of the parties. The arbitrator shall be selected by the parties from that list. No later than ten (10) days after the list of proposed arbitrators is received by the parties, the parties, or their respective representatives, shall meet at a mutually convenient location in Chicago, Illinois, or telephonically. At that meeting, the party who sought arbitration (and delivered the Notice of Arbitration) shall eliminate one (1) proposed arbitrator and then the other party shall eliminate one (1) proposed arbitrator. The parties shall continue to alternatively eliminate names from the list of proposed arbitrators in this manner until each party has eliminated five (5) proposed arbitrators. The remaining arbitrator shall be promptly engaged by the parties to arbitrate the dispute, and the arbitrator shall be authorized to award amounts not in dispute during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all administrative costs and expenses arising in connection with any arbitration, including, without limitation, the filing fees and the fees, costs and expenses imposed or incurred by the arbitrator or the AAA. If the Executive substantially prevails in such dispute (as determined by the arbitrator), the Company shall bear the reasonable costs of all counsel, experts or other representatives that are retained by the Executive (based on such counsel’s, experts’ or other representatives’ standard hourly rates). If the Executive is found by the arbitrator to have not substantially prevailed in such dispute, each party shall bear the costs of its own counsel, experts and other representatives. Judgment may be entered on the arbitrator’s award in any court having jurisdiction, including, if applicable, entry of a permanent injunction under such Section 10(i) of this Agreement. If the Executive ultimately prevails on any issue, then the Company shall pay interest at the per annum rate of five percent (5.0%) in excess of the per annum rate publicly announced, from time to time, by Chase Bank, N.A. (or its successors) as its “prime” or “base” or “reference” rate of interest, on the amount the arbitrator awards to the Executive (exclusive of attorneys’ fees and costs and expenses of

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the arbitration), such interest to be calculated from the date the amount would have been paid under this Agreement, but for the dispute, through the date payment (inclusive of interest) is made. Nothing contained in this Section 9 shall constrain any party’s right to petition a court of competent jurisdiction for injunctive or interlocutory relief pending the outcome of arbitration of any dispute or controversy arising under this Agreement. In order to comply with Section 409A of the Code, in no event shall the payments by the Company of the Executive’s attorney’s fees, costs and expenses (if payable by the Company) under this Section 9 be made later than the end of the calendar year next following the calendar year in which such dispute is finally resolved, provided, that the Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such dispute is finally resolved. The amount of such legal fees, costs and expenses that the Employer is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Employer is obligated to pay in any other calendar year, and the Executive’s right to have the Employer pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.
10.    Restrictive Covenants.
(a)    Confidential Information. During the Employment Period and thereafter, the Executive shall not use for the Executive’s own purposes or for the benefit of any person other than the Company, and shall keep secret and retain in the strictest confidence, any secret or confidential information, knowledge or data relating to the Company or any affiliated company, and their respective businesses, including without limitation, any data, information, ideas, knowledge and papers pertaining to the customers, prospective customers, prospective products or business methods of the Company, including without limitation the business methods, plans and procedures of the Company, that shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and that shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process after reasonable advance written notice to the Company, use, communicate or divulge any such information, knowledge or data, directly or indirectly, to anyone other than the Company and those designated by it. Anything herein to the contrary notwithstanding, the provisions of this Section 10 shall not apply to information (i) required to be disclosed by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information, (ii) disclosed to counsel or a tribunal in the context of any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (iii) that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 10, (iv) that is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive, or (v) the disclosure of which the Executive determines in good faith is consistent with the performance of his duties for the Company. Executive acknowledges that, notwithstanding any Company policy or agreement that could be read to the contrary, nothing in any agreement or policy prohibits, limits or otherwise restricts Executive or his counsel from initiating communications directly with, responding to any inquiry from, volunteering information (including confidential or proprietary information of the Company or any of its Affiliates) to, or providing testimony before, the U.S. Securities and Exchange Commission, the Department of Justice, any self-regulatory organization or any other governmental authority, in connection with any reporting of, investigation into, or proceeding regarding suspected violations of law, or making other disclosures that are protected under the antiretaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, the Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, the Executive has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.

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(b)    Non-Competition. The Company and the Executive have jointly reviewed the tenant lists, property submittals, logs, broker lists and operations of the Company, and have agreed that as an essential inducement for and in consideration of this Agreement and the Company’s agreement to make the payment of the amounts described in Sections 2(b) and 4 hereof when and as herein described, the Executive hereby agrees, except with the express prior written discretionary consent of the Company, that for a period of two (2) years after the Date of Termination (the “Restrictive Period”), he will not directly or indirectly in any manner compete with the business of the Company by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer or director of or consultant to (i) any industrial or mixed office/industrial (but not pure office) REIT or real estate operating company (a “Peer Group Member”) or (ii) any other person, firm, partnership, corporation, trust or other entity (including, but not limited to, Peer Group Members), public or private, which, as a material component of its business (other than for its own use as an owner or user), invests in, or otherwise provides capital to, industrial warehouse facilities and properties similar to the Company’s investments and holdings, in each case, (A) in any geographic market or territory in which the Company owns properties or has an office either as of the date hereof or as of the Date of Termination of the Executive’s employment; or (B) in any market in which an acquisition or other investment by the Company or any affiliate of the Company is pending or proposed in a written plan as of the Date of Termination, whether or not embodied in any formalized, written legal document. The Executive will not be considered to have violated this Section 10(b) if the Executive becomes employed, engaged or associated in any capacity with an organization that competes with the Company so long as the Executive does not participate in any manner whatsoever in the management or operations of the part of such organization that so competes.
(c)    Investment Opportunities; Customer Non-Solicit. In addition, during the Restrictive Period, the Executive shall not act as a principal, investor or broker/intermediary, or serve as an employee, officer, advisor or consultant, to any person or entity, public or private, in connection with or concerning any investment opportunity of the Company that is in the Pipeline or as to any customer or prospect of Company on the Customer List, in each case, as of the Date of Termination of the Executive’s employment. Within ten (10) business days after the Date of Termination, the Company shall deliver to the Executive a written statement of the investment opportunities in the Pipeline as of the Date of Termination (the “Pipeline Statement”) and a list of the deal opportunities and the actual and prospective entities with whom the Company proposes to pursue such deal opportunities from time to time (the “Customer List”), and the Executive shall then review the Pipeline Statement and the Customer List for accuracy and completeness, to the best of his knowledge, and advise the Company of any corrections required to the Pipeline Statement and the Customer List. The Executive’s receipt of any severance amount under Section 4 of this Agreement shall be conditioned on his either acknowledging, in writing, the accuracy and completeness of the Pipeline Statement and the Customer List, or advising the Company, in writing, of any corrections or revisions required to the Pipeline Statement and the Customer List in order to make them accurate and complete, to the best of the Executive’s knowledge. The restrictions concerning each and every individual investment opportunity in the Pipeline shall continue until the first to occur of (a) expiration of the Restrictive Period, or (b) the Executive’s receipt from the Company of written notice that the Company has abandoned such investment opportunity, such notice not to affect the restrictions on all other investment opportunities contained in the Pipeline Statement during the remainder of the Restrictive Period. For purposes of this Agreement, investment opportunity shall be considered in the “Pipeline” if, as of the Date of Termination, the investment opportunity is pending (for example, is the subject of a letter of intent) or proposed (for example, has been presented to, or been bid on by, the Company in writing or otherwise) or under consideration by the Company, whether at the Management Committee, IC, staff level(s) or otherwise, and relates to any of the following potential forms of transaction (i) an acquisition for cash, (ii) an UPREIT transaction, (iii) a development project or venture, (iv) a joint venture partnership or other cooperative relationship, whether through a DOWNREIT relationship or otherwise, (v) an “Opportunity Fund” or other private investment in or co-investment with the Company, (vi) any debt placement opportunity by or in the Company, (vii) any service or other fee-generating opportunity by the Company, or (viii) any other investment by the Company or an affiliate of the Company, in or with any party or by any party in the Company or an affiliate of the Company. Notwithstanding the foregoing, the Executive’s continued investment in, and development of, industrial properties in which the Executive has an interest that existed prior to August 2, 2016 and set forth on Exhibit B hereto shall not violate this Agreement.
(d)    Non-solicitation of Employees. In addition to the covenants set forth above, and notwithstanding anything to the contrary set forth in this Agreement, the Executive hereby agrees, except with the express prior written consent of the Company (which may be given or withheld in the Company’s sole discretion), for

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a period of two (2) years following the Date of Termination, not to directly or indirectly solicit or induce any employee of the Company to terminate his or her employment with Company so as to become employed by or otherwise render services to any entity with which the Executive has any form of business or economic relationship, or otherwise with any of the entities set forth in Sections 9(b) and (c) above.
(e)    Non-Disparagement. Except as required by law or legal process, the Executive agrees not to make any material public disparaging or defamatory comments about the Company including the Company’s business, its directors, officers, employees, parents, subsidiaries, partners, affiliates, operating divisions, representatives or agents, or any of them, whether written, oral or electronic. In particular, the Executive agrees, except as required by law or legal process, to make no public statements including, but not limited to, press releases, statements to journalists, employees, prospective employers, interviews, editorials, commentaries or speeches, that disparage or are defamatory to the Company’s business in any material respect. In addition to the confidentiality requirements set forth in this Agreement and those imposed by law, the Executive further agrees, except as required by law or legal process, not to provide any third party, directly or indirectly, with any documents, papers, recordings, e-mail, internet postings, or other written or recorded communications referring or relating to the Company’s business, with the intention of supporting, directly or indirectly, any disparaging or defamatory statement, whether written or oral. Except as required by law or legal process, the Company agrees that neither it nor its directors or executive officers shall make any material public disparaging, negative or defamatory comments, whether written or oral or electronic, about the Executive, including the Executive’s character, personality, or business acumen or reputation. In particular, the Company agrees that, except as required by law or legal process, neither it nor its directors or executive officers shall make any public statements including, but not limited to, press releases, statements to journalists, prospective employers of, or partners with the Executive, interviews, editorials, commentaries or speeches, that disparage or are defamatory to the Executive in any material respect. In addition, the Company further agrees that, except as required by law or legal process, neither it nor its directors or executive officers shall provide any third party, directly or indirectly, with any documents, papers, recordings, e-mail, internet postings or other written or recorded communications referring or relating to the Executive, with the intention of supporting, directly or indirectly, any disparaging or defamatory statement, whether written or oral. For purposes of this Agreement, a “public statement” shall mean any statement to a third party other than a statement made to a person who is an immediate family member or legal representative of the speaker (an “Excluded Person”); provided that a statement to an Excluded Person which is repeated by the Excluded Person to a person which is not an Excluded Person, with attribution to the original speaker, shall be considered a public statement for purposes of this Section 10(e).
(f)    Prior Notice Required. The Executive hereby agrees that, prior to accepting employment with any other person or entity during the Restrictive Period, the Executive will provide such prospective employer with written notice of the provisions of this Agreement.
(g)    Return Of Company Property/Passwords. The Executive hereby expressly covenants and agrees that following termination of the Executive’s employment with the Company for any reason or at any time upon the Company’s request, the Executive will promptly return to the Company all property of the Company in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all Company passwords, credit cards, keys, beepers, laptop computers, cell phones and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its personnel or affairs. Anything to the contrary notwithstanding, nothing in this Section 10(g) shall prevent the Executive from retaining papers and other materials of a personal nature, including personal diaries, copies of calendars and Rolodexes, information relating to the Executive’s compensation or relating to reimbursement of expenses, information that the Executive reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to the Executive’s employment.
(h)    Executive Covenants Generally.
(i)    The Executive’s covenants as set forth in this Section 10 are from time to time referred to herein as the “Executive Covenants.” If any of the Executive Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Executive Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Executive

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Covenants shall not be affected thereby; provided, however, that if any of the Executive Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Executive Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.
(ii)    The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and its controlled affiliates, but the Executive nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive has carefully considered the nature and extent of the restrictions place upon him by this Section 10, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of the Executive.
(i)    Enforcement. Because the Executive’s services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 10. Therefore, in the event of a breach or threatened breach of this Section 10, the Company or its respective successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein, if and when final judgment of a court of competent jurisdiction is so entered against the Executive.
(j)    Interpretation. For purposes of this Section 10, references to “the Company” shall mean the Company as hereinbefore defined and any of the controlled affiliated companies of either the Employer or FR.
11.    Successors.
(a)    This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
12.    Miscellaneous.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. From and after the Effective Date, this Agreement shall supersede and replace any other agreement between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement.

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(b)    All notices and other communications hereunder shall be in writing and shall be given to the other party by hand delivery or overnight courier or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at the Company.

If to the Company:	First Industrial, L.P. 1 N Wacker Drive, Suite 4200 Chicago, IL 60606 Attention: Chairman of the Board of Directors and General Counsel

With copies to:	First Industrial Realty Trust, Inc. 1 N. Wacker Drive, Suite 4200 Chicago, Illinois 60606 Attention: Chairman of the Board of Directors
And
Barack Ferrazzano Kirschbaum & Nagelberg LLP
Suite 3900
200 West Madison Street
Chicago IL 60606
Attention: Suzanne Bessette-Smith, Esq.
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)    The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)    The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(f)    Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.
(g)    This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within thirty (30) days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits and the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind

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benefits that the Company is obligated to pay or provide in any other calendar year, and (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit. Prior to a Change in Control Event but within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify this Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of this Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.
(h)    The Executive represents that as of the date hereof, no existing covenant or other obligation restricts the Executive’s obligation to enter into this Agreement with the Employer and to perform his duties hereunder.
13.    Recoupment.
(a)    In the event of a material inaccuracy in the Employer’s or FR’s statements of earnings, gains or other criteria that reduces previously reported net income or increases previously reported net loss, the Employer shall have the right to take appropriate action to recoup from the Executive any portion of any incentive compensation received by the Executive the grant of which was tied to the achievement of one or more specific earnings targets (e.g., revenue, gain on sale, equity in earnings in unconsolidated communities, G&A expense, operating income, net income, etc.), with respect to the period for which such financial statements are materially inaccurate, regardless of whether the Executive engaged in any misconduct or was at fault or responsible in any way for causing the material inaccuracy, if, as a result of such material inaccuracy, the Executive otherwise would not have received such incentive compensation (or portion thereof). In the event the Employer is entitled to, and seeks, recoupment under this Section 13, the Executive shall promptly reimburse the after-tax portion (after taking into account all available deductions in respect of such reimbursement) of such incentive compensation which the Employer is entitled to recoup hereunder. In the event the Executive fails to make prompt reimbursement of any such incentive compensation which the Employer is entitled to recoup and as to which the Employer seeks recoupment hereunder, the Executive acknowledges and agrees that the Employer shall have the right to (i) deduct the amount to be reimbursed hereunder from the compensation or other payments due to the Executive from the Company, or (ii) to take any other appropriate action to recoup such payments. The Employer’s right of recoupment pursuant to this Section 13 shall apply only if the demand for recoupment is made not later than three (3) years following the payment of applicable incentive compensation.
(b)    The Employer must seek recoupment of any such payments from the Executive within six (6) months of the Board’s actual knowledge of the material financial statement inaccuracy which forms the basis for such recoupment pursuant to Section 13(a).
(c)    The rights contained in this Section 13 shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, any rights the Company may have under any other Company recoupment policy or other agreement or arrangement with the Executive.
14.    Limitations on Severance Payments (Modified 280G Cut Back).
(a)    Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company or the Employer to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (or any successor provision) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision), then, unless otherwise elected by the Executive in writing delivered to the Company no later than five (5) business days after the determination set forth in Section 14(c) below is provided to the Executive, the Severance Payments shall be reduced (but not below zero) so that the sum of all Severance Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code (or any successor provision); provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Severance Payments were not subject to such reduction.  In the event the Severance Payments are reduced pursuant to this Section 14, they shall be reduced in the following order:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject

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to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Severance Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.
(b)    For purposes of Section 14(a), the “After Tax Amount” means the amount of the Severance Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Severance Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes to the extent such taxes are deductible.
(c)    The determination as to whether a reduction in the Severance Payments shall (unless otherwise elected by the Executive pursuant to Section 14(a) above) be made pursuant to this Section 14 shall be made by a nationally recognized accounting firm selected by the Company and reasonably acceptable to the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  Any determination by the Accounting Firm shall be binding upon the Company, the Employer and the Executive.

[Remainder of page left intentionally blank.]

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board and its General Partner, FR and the Employer, respectively, have caused these presents to be executed in their name on their behalf, all as of the day and year first above written.

PETER E. BACCILE /s/ Peter E. Baccile
FIRST INDUSTRIAL, L.P. By: First Industrial Realty Trust, Inc., its general partner By: /s/ Bruce W. Duncan By: Bruce W. Duncan Title: Chairman of the Board of Directors
FIRST INDUSTRIAL REALTY TRUST, INC. By: /s/ Bruce W. Duncan By: Bruce W. Duncan Title: Chairman of the Board of Directors

20

EXHIBIT A
This General Release of all Claims (this “Agreement”) is entered into on _________,

20     by Peter E. Baccile (the “Executive”) in consideration of the promises set forth in the Employment Agreement among the Executive, First Industrial, L.P. (the “Employer”) and First Industrial Realty Trust, Inc. (“FR” and, together with the Employer, the “Company”), executed on February 11, 2020, and effective on January 1, 2020 (the “Employment Agreement”). The Executive agrees as follows:
1.    General Release and Waiver of Claims.
(a)    Release. In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge FR, the Employer and their respective subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of the Executive’s employment relationship with and service as an employee, officer or director of FR and/or the Employer, and the termination of such relationship or service; provided, however, that notwithstanding anything else herein to the contrary, this Agreement shall not affect: the obligations of the Company, and/or the Executive set forth in the Employment Agreement or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company, and/or the Executive (including, without limitation, obligations to the Executive under the Employment Agreement for any severance or similar payments or benefits, under any Grant Agreement (as defined in the Employment Agreement), including without limitation, any stock option, stock or equity-based award, LTI Unit (as defined in the Employment Agreement) plan, or any other plan or agreements, or payments or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); and any indemnification or similar rights the Executive has as a current or former officer or director of FR or the Employer, including, without limitation, any and all rights thereto referenced in the Employment Agreement, FR’s and/or the Employer’s bylaws and other governance documents.
(b)    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement. The Executive also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.
(c)    No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.
2.    Proceedings. Nothing in this Agreement is intended to prevent Executive from filing a charge with, providing information or testimony to, or participating in an investigation, hearing or proceeding with any governmental agency against the Releasees (each, individually, a “Proceeding”); provided, however, that Executive waives the right to receive

1

any damages or other personal relief in any Proceeding relating to or arising from his employment relationship with the Company, other than with respect to the matters as which the release granted pursuant to Section 1(a) does not apply, brought by Executive or on the Executive’s behalf, or by any third party, including as a member of any class collective action, or as a relator under the False Claims Act (excepting only for claims against Releasees for breaches of this General Release or under the Dodd-Frank Wall Street Reform and Consumer Protection Act).
3.    Remedies. In the event the Executive initiates or voluntarily participates in any Proceeding following his receipt of written notice from the Company and a failure to cease such participation within 30 days following receipt of such notice, or if he revokes the ADEA release contained in Paragraph 1(b) of this Agreement within the seven (7)-day period provided under Paragraph 1(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of the Employment Agreement (including for this purpose stock or proceeds from the sale of stock delivered upon the vesting of any equity or LTI Unit-based compensation award, to the extent the vesting of such award accelerated on account of the Executive’s termination of employment) or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein. The Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.
4.    Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.
5.    Nonadmission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.
6.    Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Illinois applicable to contracts executed in and to be performed in that State.
7.    Notices. All notices or communications hereunder shall be in writing, addressed as provided in Section 12(b) of the Employment Agreement.
THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.
IN WITNESS WHEREOF, the Executive has executed this Agreement on the date first set forth below.

PETER E. BACCILE _______________________________
Date of Execution:

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EXHIBIT B

INDUSTRIAL PROPERTIES IN WHICH
EXECUTIVE HAS AN INTEREST EXISTING PRIOR
TO AUGUST 2, 2016

None.